Exhibit 99.1

N  E  W  S   R  E  L  E  A  S  E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS THIRD QUARTER RESULTS

•	Net Income of $120 Million, or $0.82 Per Share
•	Non-GAAP EPS of $0.83, a 22 Percent Increase
•	Comparable-Store Sales Increased 6.9 Percent

NEW YORK, NY, November 21, 2014 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended November 1, 2014.

Third Quarter Results

Net income for the Company’s third quarter ended November 1, 2014 was $120 million, or $0.82 per share, compared with net income of $104 million, or $0.70 per share, last year, an increase in earnings per share of 17 percent.

Third quarter comparable-store sales increased 6.9 percent. Total third quarter sales increased 6.7 percent, to $1,731 million this year, compared with sales of $1,622 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the third quarter increased 7.7 percent.

The Company’s gross margin rate increased to 33.2 percent of sales from 33.1 percent in the third quarter of 2013, while the selling, general, and administrative expense rate improved to 20.4 percent of sales from 21.0 percent last year.

“The team at Foot Locker has produced another very strong quarter, marking our 19th consecutive quarter of meaningful sales and profit growth,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer. “We are making substantial progress towards our key operational and financial objectives, including net income margin, sales per gross square foot, and return on invested capital. Our banners have strong positions in the athletic marketplace; our financial footing is solid; and we have a depth of talent --- at the store, field, and management levels --- that is second to none.”

“The Company is well positioned to build on the momentum the team has created over the last several years,” said Dick Johnson, Executive Vice President and Chief Operating Officer. “It will be a tremendous privilege to lead the organization as we leverage our strengths, which include our global scope, our banner differentiation, our omnichannel capabilities, and our people, in pursuit of the exciting opportunities we have identified to grow and improve the business in the near and long term.”

Year-To-Date Results

Net income for the Company’s first nine months of the year increased to $374 million, or $2.55 per share, compared to net income of $308 million, or $2.04 per share, for the corresponding period in 2013. Earnings per share for the nine-month period increased 25 percent compared to the same period in 2013.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Year-to-date sales were $5,240 million, an increase of 11.2 percent compared to sales of $4,714 million in the corresponding nine-month period of 2013. Year-to-date comparable store sales increased 7.1 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date increased 10.9 percent.

Non-GAAP Adjustment

During the third quarter, the Company recorded a $1 million charge related to the integration of Runners Point Group. Excluding this item, third quarter earnings were $0.83 per share on a non-GAAP basis, an increase of 22 percent compared to the Company’s non-GAAP earnings of $0.68 per share in the third quarter last year. For the first nine months of 2014, non-GAAP net income was $2.58 per share, an increase of 26 percent over the $2.05 per share earned in the corresponding period of 2013.

Financial Position

As of November 1, 2014, the Company’s merchandise inventory was $1,324 million, 0.6 percent higher than at the end of the third quarter last year, while the Company’s cash and cash equivalents totaled $916 million and the debt on its balance sheet was $135 million.

During the third quarter, the Company repurchased 683 thousand shares of its common stock for $38 million, bringing the 2014 year-to-date repurchase activity to 3.55 million shares for $174 million.

Store Base Update

During the third quarter, the Company opened 35 new stores, remodeled/relocated 67 stores, and closed 21 stores. As of November 1, 2014, the Company operated 3,474 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 46 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 27 franchised Runners Point and Sidestep stores in Germany and Switzerland.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, November 21, 2014, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 888-771-4371 (U.S. and Canada) or 847-585-4405 (International) using the passcode 38431988, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 888-843-7419 with the passcode 38431988, through December 5, 2014. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2013 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended November 1, 2014 and November 2, 2013

(In millions, except per share amounts)

	Third Quarter 2014	Third Quarter 2013	YTD 2014	YTD 2013
Sales	$1,731	$1,622	$5,240	$4,714

Cost of sales	1,157	1,085	3,495	3,163
SG&A	353	340	1,051	969
Depreciation and amortization	34	35	106	97
Impairment and other charges	—	—	3	2
Interest expense, net	1	2	3	4
Other income	(1)	—	(3)	(3)
	1,544	1,462	4,655	4,232

Income before taxes	$187	$160	$585	$482
Income tax expense	67	56	211	174
Net income	$120	$104	$374	$308

Diluted EPS	$0.82	$0.70	$2.55	$2.04

Weighted-average diluted shares outstanding	145.7	149.5	146.6	151.2

	Third Quarter 2014	Third Quarter 2013	YTD 2014	YTD 2013
Non-GAAP Results, After Tax

RPG acquisition costs (1)	$1	$1	$2	$4

Impairment and other charges (2)	$—	$(3)	$2	$(2)

Non-GAAP net income	$121	$102	$378	$310

Non-GAAP diluted EPS	$0.83	$0.68	$2.58	$2.05

Footnote to explain adjustments

(1)	Integration and transaction costs associated with the acquisition and integration of Runners Point Group.
(2)	For YTD 2014, includes the impairment of the trade name in Ireland acquired in 2004 and store closing costs related to CCS. In the third quarter of 2013, the Company recorded a tax benefit of $3 million, or $0.02 per diluted share, related to the conclusion of a foreign tax audit that resulted in a reduction of tax reserves established in prior periods. For YTD 2013, includes store closing costs related to CCS and a foreign tax audit settlement.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	November 1, 2014	November 2, 2013
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$916	$796
Merchandise inventories	1,324	1,316
Other current assets	244	208
	2,484	2,320

Property and equipment, net	613	589
Deferred tax assets	237	257
Other assets	284	311
	$3,618	$3,477

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$287	$310
Accrued and other liabilities	358	330
Current portion of capital lease obligations	3	3
	648	643

Long-term debt and obligations under capital leases	132	137
Other liabilities	236	231
SHAREHOLDERS’ EQUITY	2,602	2,466
	$3,618	$3,477

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	February 1, 2014	Opened	Closed	November 1, 2014	Relocations /Remodels
Foot Locker US	1,044	10	18	1,036	62
Foot Locker Europe	604	11	13	602	22
Foot Locker Canada	128	—	—	128	16
Foot Locker Asia Pacific	92	3	3	92	2
Lady Foot Locker	257	7	30	234	51
Kids Foot Locker	336	25	3	358	20
Footaction	277	1	2	276	17
Champs Sports	542	10	2	550	39
Runners Point Group	193	9	4	198	—
Total	3,473	76	75	3,474	229

Selling and gross square footage are as follows:

	February 1, 2014		November 1, 2014
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,492	4,301	2,539	4,371
Foot Locker Europe	836	1,815	837	1,834
Foot Locker Canada	270	423	273	430
Foot Locker Asia Pacific	126	205	125	204
Lady Foot Locker	351	592	327	550
Kids Foot Locker	477	830	529	914
Footaction	811	1,287	809	1,289
Champs Sports	1,894	2,886	1,926	2,945
Runners Point Group	214	366	217	371
Total	7,471	12,705	7,582	12,908